                                  SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Commission Only (as permitted by
     [X] Definitive Proxy Statement             Rule 14a-6(e)(2))

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Ecogen Inc.
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                (Name of Registrant as Specified in Its Charter)


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
                                   ECOGEN INC.
                       Langhorne, Pennsylvania 19047-3023


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 March 11, 1999


TO THE STOCKHOLDERS OF ECOGEN INC:


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Locust Club, 1614 Locust Street, Philadelphia, Pennsylvania, 19103 on Thursday, March 11 1998, at 10:00 a.m., local time, for the following purposes:

      I. To elect five members of the Board of Directors, each to serve until the next annual meeting;

      II. To consider and approve a proposal to adopt the Company's 1999 Stock Option Plan;

      III. To ratify the appointment of KPMG LLP as independent auditors to audit the Company's books and accounts for fiscal year 1999; and

      IV. To transact such other business as may properly come before the meeting.

            The Board of Directors has fixed January 11, 1999 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of the Company of record on the transfer books of the Company at the close of business on January 11, 1999, will be entitled to notice of and to vote at the meeting.

            We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.


                                    James P. Reilly, Jr.
                                    Chairman and Chief Executive Officer


Langhorne, Pennsylvania
February 5, 1999

                                   ECOGEN INC.
                            2005 CABOT BOULEVARD WEST
                       LANGHORNE, PENNSYLVANIA 19047-1810

                                 PROXY STATEMENT

            The accompanying proxy is solicited by the Board of Directors of Ecogen Inc. (the "Company") for use at its 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on March 11, 1999. Copies of this proxy statement and the accompanying proxy are being mailed on or after February 1, 1999, to the holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") on January 11, 1999. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the Annual Meeting. The expense of this solicitation will be paid by the Company. Officers and other employees of the Company may solicit proxies personally or by telephone.

            The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy.

            Holders of Common Stock of record at the close of business on January 11, 1999, will be entitled to one vote per share held of record on all business of the Annual Meeting. On January 11, 1999, there were approximately 8,194,075 shares of Common Stock outstanding. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining a quorum to conduct business at the meeting.

            If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "abstain" or "withhold authority" and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

            The approval of all other matters brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "for," "against" or "abstain" will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters has the same legal effect as a vote against any such matter and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining whether these other matters have been approved.


            The Company's fiscal year begins on November 1 and ends on October
31. Unless the context otherwise requires, all references in this proxy statement to a particular year shall mean the Company's fiscal year.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS


            Five directors are to be elected at the 1999 Annual Meeting of Stockholders to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

            The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

            The nominees for election to the Company's Board of Directors are:

            MR. ESTEBAN A. FERRER, 48, has served as a director of the Company since January, 1996. From 1983 until 1995, he served as Secretary of the Company. Since September, 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker LLP. Mr. Ferrer holds a Juris Doctor degree from Columbia University School of Law and is admitted to practice in the states of Connecticut and New York.**/***

            MR. PHILIPPE D. KATZ, 37, has served as a director of the Company since February, 1998. Since 1996, Mr. Katz has been a partner at the investment firm of United Equities(Commodities) Company. From 1992 to 1996, Mr. Katz was associated with United Equities(Commodities) Company. From 1989 to 1992, Mr. Katz was associated with the law firm of Weil, Gotshal & Manges. */**

            DR. LOWELL N. LEWIS, 67, has served as a director of the Company since February, 1989. Since February, 1992, Dr. Lewis has been an International Research Management Consultant. From January, 1988 through his retirement from the University of California in April, 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension.*/***

            MR. JAMES P. REILLY, JR., 52, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.**

            MR. JOHN R. SUTLEY, 56, has served as a director of the Company since March, 1996. Since 1994, he has been President and Chief Executive Officer of Nalco/Exxon Energy Chemicals, L.P., a specialty chemicals company. From 1968 to 1994, Mr. Sutley was employed in various management capacities at Nalco Chemical Co., most recently, from 1991 to 1994, as Group Vice President of Nalco Chemical Co. and President of Nalco Europe. */***

        * Member, Audit Committee
       ** Member, Nominating Committee
      *** Member, Compensation Committee

            All directors hold office until the next annual meeting of the Company's stockholders and until their successors are elected and qualified. In calendar year 1998, Dr. Lewis, Mr. Ferrer, Mr. Katz, and Mr. Sutley were each paid an annual retainer of $12,000, and no additional fees for attendance at meetings of the Board or Committees of the Board were paid to Directors in calendar year 1998. In calendar 1999, directors who are not employees of the Company will be paid a retainer of $12,000 and, if Stockholder Proposal II regarding the Company's 1999 Stock Option Plan is approved by the Company's Stockholders, such directors will receive non-statutory options to purchase up to 2,000 shares of the Company's Common Stock.

      The Board of Directors held eight meetings during fiscal 1998. During fiscal 1998, the standing committees of the Board of Directors were the Audit Committee, the Compensation Committee and the Nominating Committee.

            The Audit Committee, which met on two occasions in fiscal 1998, is responsible for: (i) reviewing the Company's financial results and financial position and the scope and results of audits of the Company's financial statements; (ii) evaluating the Company's system of internal controls; (iii) meeting with independent auditors and with appropriate Company financial personnel concerning the Company's system of internal controls; (iv) recommending to the Board of Directors the appointment of the independent auditors; and (v) evaluating the Company's financial reporting activities and the accounting standards and principles followed in preparing the Company's financial statements.

            The Compensation Committee, which met on two occasions in fiscal 1998, is responsible for: (i) considering and recommending to the Board of Directors salaries, bonuses and other forms of compensation for corporate officers; (ii) performing such duties and exercising such authority which, under the terms of the Company's stock option plan and applicable law, may be assigned to a committee of the Board of Directors; (iii) considering and adopting changes in the Company's non-officer employee compensation structure; and (iv) considering and recommending to the Board of Directors changes in director compensation.

            The Nominating Committee, which met on one occasion in fiscal 1998, is responsible for: (i) recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting; (ii) recommending the structure and membership of the committees of the Board of Directors; and (iii) recommending to the Board of Directors the appointment of new corporate officers. The Nominating Committee will consider recommendations of stockholders for nominees for election to the Company's Board of Directors if such nominations are submitted in writing and include the name and description of the qualifications of the nominee along with the reason for such nomination, addressed to the Company at its Langhorne, Pennsylvania office, to the attention of the Nominating Committee.

            In fiscal 1998, each of the incumbent directors attended at least seventy-five percent of the aggregate of all meetings of the Board of Directors and committees of which he was a member.

                                   PROPOSAL II

                          APPROVAL OF STOCK OPTION PLAN


      The Board of Directors has unanimously approved the Company's 1999 Stock Option Plan (the "Plan") and the submission of the Plan to a vote of the Company's stockholders. The Plan authorizes the issuance of options to purchase up to 1,500,000 shares of the Company's Common Stock to employees or directors of, or consultants and advisors to, the Company or any subsidiary of the Company. The Plan will not become effective unless it is approved by the Company's stockholders.

      The Board of Directors believes that the availability of stock options is an important feature of the Company's ability to attract, retain, and reward qualified employees. Compensation in the form of stock options is an important feature of the Company's compensation structure as a whole because, among other reasons, it provides optionees with a personal stake in the Company's stock performance and enables the Company to competitively compensate employees without adversely affecting its cash flow. The Board of Directors believes that it is in the Company's best interest for the Company's stockholders to approve the Plan.

      Since 1987, the Board of Directors has relied upon stock options to attract and retain outstanding individuals to serve as the Company's directors and employees and to align their interests with the interests of the Company's stockholders. The Company's 1987 Stock Option Plan terminated in 1998. In 1998, the Board of Directors approved the 1998 Stock Option Plan (the "1998 Plan") to continue to provide incentives to employees to continue in the long-term service of the Company. The 1998 Plan reserves for issuance to employees options to purchase up to 1,500,000 shares of Common Stock. As of December 31, 1999, options to purchase up to 825,000 shares of Common Stock were available for issuance under the 1998 Plan. If the stockholders of the Company approve the 1999 Plan, no additional options will be granted under the 1998 Plan.

      The 1999 Plan is substantially identical to the 1998 Plan except that it provides for the grant of incentive stock options (which may have certain federal income tax advantages to the optionees) and for the grant of options to directors of the Company as well as consultants and advisors to the Company.

      The affirmative vote of a majority of the shares of Common Stock outstanding on the record date and represented in person or by proxy at the meeting will be required to approve this proposal. Shares represented by proxies which are marked "abstain" will have the same effect as a vote against this proposal and shares represented by proxies which are marked 'withhold authority" (including non-votes by brokers) are not counted for purposes of determining the majority requirement.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                RECOMMENDS AN AFFIRMATIVE VOTE FOR THIS PROPOSAL

            The principal features of the 1999 Plan are described in summary form below. A copy of the 1999 Plan is on file with the SEC.

ADMINISTRATION

            The 1999 Plan will be administered by the Board of Directors of the Company. Subject to the express provisions of the 1999 Plan, the Board of Directors and the Compensation Committee will have the authority to administer and interpret the 1999 Plan, including the authority to determine when and to whom options will be granted, to set the specific terms of individual options, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the 1999 Plan.

            The Board of Directors has reserved 1,500,000 shares of Common Stock for issuance under the 1999 Plan. If options granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not purchased pursuant to such options again become available for issuance under the 1999 Plan. Both incentive stock options and non-statutory stock options may be granted. Incentive stock options are intended to be treated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

AMENDMENT, MODIFICATION AND TERMINATION OF THE 1999 PLAN

            The Board of Directors may at any time and from time to time amend, modify or terminate the 1999 Plan. No amendment, modification or termination may become effective without approval by the stockholders, if stockholder approval is required by applicable statute or regulation, or if the Board of Directors determines that stockholder approval is otherwise necessary or desirable. No amendment, modification or termination of the 1999 Plan will in any manner adversely affect any outstanding option without the consent of the participant holding the option. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the 1999 Plan. Unless earlier terminated by the Board of Directors, the 1999 Plan will terminate on the earlier of March 10, 2009 or the date on which all shares available for issuance under the 1999 Plan shall have been issues pursuant to the exercise or cancellation of options granted under the 1999 Plan.

ELIGIBILITY

            Eligible participants in the 1999 Plan include persons who are, at the time of grant, officers employees or directors of, or consultants or advisors to, the Company or any subsidiary of the Company. No individual may be granted an incentive stock option unless such individual is an employee of the Company or any subsidiary of the Company.

            No incentive stock option may be granted under the 1999 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the Common Stock on the date such option is authorized to be granted, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1999 Plan, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all plans of the Company and its affiliates) may not exceed $100,000.


KEY ELEMENTS OF THE 1999 PLAN

            The purchase price per share of stock deliverable upon the exercise of an option under the 1999 Plan will be not less than the fair market value of the Common Stock as determined by the Board of Directors on the date such options is authorized to be granted. As of December 31, 1998, the closing price of the Common Stock was $1.69.

            Options under the 1999 Plan will be granted without consideration and, except as otherwise approved by the Board of Directors with respect to non-statutory stock options, are nontransferable except by will or the laws of descent and distribution. The maximum term of options granted under the 1999 Plan is ten years, except that in certain cases with respect to incentive stock options the maximum term is five years. Options under the 1999 Plan generally terminate three months after termination of the optionee's employment by, or relationship as a consultant or director of, the Company or any affiliate of the Company, unless (a) such termination is due to such person's disability, in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised within one year of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms provides for exercise within a longer period of time following termination of employment or of the consulting or director relationship. Subject to the preceding sentence, and except as provided under the Code with respect to incentive stock options, if at any time during the last six months of the term of any option granted under the 1999 Plan, the optionee is precluded from selling shares of Common Stock underlying such options solely because of the application to such optionee of the Company's "Material Inside Information and Insider Trading Confidential Information Policy" (or similar successor policy), the term of such option is extended by six months beginning with the first day such optionee is not longer so precluded.

            Under the 1999 Plan, each Outside Director is automatically granted
(i) on the date the Outside Director is first elected to the Board, non-statutory options to purchase up to 9,000 shares of Common Stock, and (ii) on the date of each annual meeting of the Company's stockholders at which the Outside Director is re-elected to the Board, non-statutory options to purchase up to 2,000 shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

            There are no federal income tax consequences to an optionee by reason of the grant of an incentive stock option under the 1999 Plan. No income or gain must be recognized upon the exercise of an incentive stock option unless the option holder (i) is subject to the alternative minimum tax, or (ii) has ceased to be an employee for more than three (3) months before the date of exercise. However, income or gain must be recognized upon the disposition of shares obtained upon exercise of an incentive stock option. If the shares are held for at least tow years from the date of grant of the option and one year from the date of issuance, any gain recognized on disposition of the shares would generally be treated as a long-term capital gain for federal income tax purposes. However, if the shares are disposed of within the periods described in the preceding sentence (a "disqualifying disposition"), in general, the option holder would recognize ordinary income upon such disposition equal to the excess, if any, of (i) the lesser of (A) the fair market value of the shares on the date of exercises and (B) the amount received by the option holder from such disposition, over (ii) the exercise price. Currently, the federal maximum tax rate imposed on net capital gain with respect to individuals is 28 percent (20 percent for most capital assets held for over 18 months), while the federal maximum ordinary income tax rate with respect to individual is 39.6 percent. Net capital gain means the excess of net long-term capital gain over net short-term capital loss, if any. The Company will generally not be entitled to take an income tax deduction upon the grant or exercise of an incentive stock option, but will be entitled to a business deduction with respect to any income recognized by an option holder upon a qualifying disposition (provided the Company satisfies certain reporting requirements).

            There are no federal income tax consequences to an optionee by reason of the grant of a non-statutory stock option under the 1999 Plan. Taxable ordinary income will normally be recognized by an optionee upon the exercise of a non-statutory stock option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The Company will be entitled to a business deduction in the amount of ordinary income recognized by the optionee, provided the Company satisfies certain reporting requirements. Upon disposition of such shares the optionee will generally recognize a capital gain or loss in an amount equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. The Company will not realize any tax consequences as a result of the disposition of shares acquired upon exercise of a non-statutory stock option.

RELATIONSHIP TO 1998 PLAN

            The 1999 Plan is substantially identical to the 1998 Plan except that the 1999 Plan provides for the grant of incentive stock options and for the granting of stock options to Outside Directors of, and consultants and advisors to, the Company and its subsidiaries. If the stockholders of the Company approve the 1999 Plan, no additional options will be granted under the 1998 Plan.

NEW PLAN BENEFITS

            The Company has not included a New Plan Benefits Table typically required when action is taken with respect to a compensation plan because (i) approval of the 1999 Plan will not automatically result in new benefits accruing to the named executive officers (such grants being at the discretion of the Board of Directors) and (ii) the number of shares of Common Stock underlying options that would be granted to the named executive officers and other Company employees from the shares authorized for issuance under the 1999 Plan, if Proposal II is approved, is indeterminable at this time.

            Under the 1999 Plan, Outside Directors will automatically be granted non-statutory options to purchase up to 2,000 shares of Common Stock on the date of each annual meeting of stockholders at which such Outside Directors are re-elected to the Board of Directors, beginning with the 1999 Annual Meeting of Stockholders.


                                  PROPOSAL III

                     RATIFICATION OF APPOINTMENT OF AUDITORS


            Subject to stockholder ratification, the Board of Directors has appointed the firm of KPMG LLP as independent auditors to audit the Company's books and accounts for the fiscal year 1999. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

            KPMG LLP has audited the Company's books and accounts since August, 1987. Audit services provided by KPMG LLP for the fiscal year ended October 31, 1998 included: examination of the Company's consolidated financial statements, limited reviews of interim reports, review of the Company's filings with the Securities and Exchange Commission and consultations on matters related to accounting, taxation and financial reporting. A representative of KPMG LLP is expected to be present at the Annual Meeting.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                          A VOTE FOR SUCH RATIFICATION


                                 OTHER BUSINESS

            The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                        COMPENSATION COMMITTEE REPORT

Dear Stockholders:

            Responsibility for recommending compensation of the Company's executive officers for services rendered during fiscal 1998 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

         In recommending the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash bonuses, stock awards, and stock options. Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants, stock awards, and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

            For the fiscal year 1998, the Compensation Committee set four quantitative goals for the Company, representing what the Committee believes are the four primary indicia of the Company's progress toward profitability. Specific targets were set for product sales, net loss, operating expenses and cash reserves. The Committee believed that these four factors, considered as a whole without particular emphasis on any one factor, provided the primary criteria for measuring the Company's performance in fiscal 1998. The Committee has also identified additional factors on which to judge the success achieved by the Company in moving toward its long-term objective of becoming a leading developer and supplier of biological pesticide products. These factors include
(1) progress in research and development programs, (2) implementation of strategic alliances with other enterprises, and (3) improvements in product manufacturing processes.

            With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer, during fiscal 1998 Mr. Reilly was paid $300,000 as salary, was awarded 100,000 shares of the Company's Common Stock subject to forfeiture under certain conditions should Mr. Reilly leave the employ of the Company, and was granted stock options to purchase up to 400,000 shares of the Company's Common Stock under the Company's 1998 Stock Option Plan. The options have an exercise price per share of $1.25, the market price of the Company's Common Stock when the options were granted, and become exercisable over a three year period. In addition, the Company has agreed to reimburse Mr. Reilly for his additional income tax burden arising from the award of 100,000 shares of the Company's Common Stock.

            The grants in fiscal 1998 to Mr. Reilly of a stock award and stock options were intended by the Committee and the Board to reward Mr. Reilly for the accomplishment of a number of strategic transactions and other developments that repositioned and strengthened the Company in 1998. The stock award and stock options are also designed to provide an incentive to Mr. Reilly to continue to guide the Company through the completion of the Company's strategic repositioning. The Committee also concluded that, while the Company did make progress during fiscal 1998 toward achievement of a number of its long-term objectives, the Company fell short of achieving its quantitative goals and the Chief Executive Officer bears responsibility for both the successes and the failures of the Company. The Committee recommended that no increase be made in Mr. Reilly's salary as a result of the Company's performance in 1998. The Company's progress in fiscal 1998 included improved financial performance as measured by product sales, expenditure levels and results of operations. The Company also achieved a number of its other objectives including the successful divestment of its pheromone business, private placements of equity securities, a secured line of credit financing, and a beneficial amendment to the Monsanto R&D Agreement.

            With respect to executive officers' compensation generally during fiscal 1998, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

            The Company has considered the effect of Internal Revenue Code
Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because none of its executive officers currently has compensation approaching $1 million per year, nor is it likely that any such officer will reach that level of compensation in the near future.

            It is our hope that you, the stockholders, will come to view our decisions on executive compensation as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.


      Esteban A. Ferrer          Lowell N. Lewis           John R. Sutley
                                   (Chairman)


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

            There are no Compensation Committee interlocks and there is no participation on the Compensation Committee by insiders of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION

            The following table sets forth the compensation for services rendered to the Company during the last three fiscal years by the Chief Executive Officer and the four other executive officers of the Company:

SUMMARY COMPENSATION TABLE

                                                            Long Term
                                                          Compensation
                              Annual Compensation       (Awards/Payouts)
                              -------------------       ----------------
                                                                Restricted      All Other
    Name and                   Salary     Bonus      Options   Stock Awards   Compensation(1)
Principal Position      Year     ($)       ($)         (#)         ($)             ($)
------------------      ----     ---       ---         ---         ---             ---
James P. Reilly, Jr.,   1998  $300,000   $   -0-     400,000     $125,000(2)    $  8,704
Chairman and Chief      1997   300,000       -0-      75,000          -0-          7,125
Executive Officer       1996   287,500       -0-         -0-          -0-          4,762

Richard A. Deak,        1998   180,000       -0-         -0-          -0-          8,475
Vice President,         1997   179,167       -0-         -0-          -0-          7,125
General Counsel and     1996   173,333       -0-         -0-          -0-          5,581
Secretary

Mary E. Paetzold,       1998   216,000       -0-         -0-          -0-         32,500(3)
Vice President,         1997   175,000       -0-      10,000          -0-          7,087
Chief Financial         1996   173,333       -0-         -0-          -0-          5,489
Officer and
Treasurer

James A. Baum           1998   141,074       -0-     150,000          -0-          7,272
Vice President,         1997   118,515       -0-      10,000          -0-          5,333
Research                1996   112,872    15,000         -0-          -0-          4,333

Timothy B. Johnson      1998   124,167       -0-     125,000          -0-          7,983
Vice President          1997   117,667       -0-      10,000          -0-          4,997
Sales and Marketing     1996   106,000    15,000         -0-          -0-          2,766


(1) Reflects the Company's contribution on behalf of such executive officer to the Company's 401(k) Profit Sharing Plan.

(2) Mr. Reilly was granted 100,000 shares of Common Stock subject to forfeiture in the event Mr. Reilly leaves the employ of the Company under certain circumstances (the "Restricted Shares"). The restrictions regarding forfeiture terminate with respect to one half of the Restricted Shares in September, 1999 and terminate with respect to the remaining Restricted Shares in September, 2000. Unless and until any Restricted Shares are forfeited by Mr. Reilly, Mr. Reilly is entitled to any dividends that may be paid with respect to the Restricted Shares.

(3) Includes $25,000 paid to Ms. Paetzold in connection with the restructuring of certain employment arrangements.

      The Company does not have a defined benefit or actuarial pension plan and the Company does not have a long-term incentive plan.

      The Company maintains a severance compensation agreement with Mr. Reilly that provides that in the event Mr. Reilly's employment with the Company is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay Mr. Reilly his salary and benefits for a period of eighteen months.

                       OPTION GRANTS FOR LAST FISCAL YEAR

                                                                           Potential Realizable Value
                                                                             at Assumed Annual Rates
                                                                            of Stock Appreciation for
                                                                                  Option Term(2)
                                                                                  --------------
                                     % of Total
                                  Options Granted    Exercise
                      Options      to Employees       Price    Expiration
Name                 Granted(1)   For Fiscal year     (/sh)       Date         5% ($)         10% ($)
----                 ----------   ---------------     -----       ----         ------         -------
J.P. Reilly, Jr       400,000           59%          $  1.25    9/23/08       $314,450       $796,870

J.A. Baum             150,000           22%          $  1.25    9/23/08       $117,920       $298,830

T.B. Johnson          125,000           19%          $  1.25    9/23/08       $ 98,270       $249,020

----------
(1) Exercisable ratably over a three year period beginning on the first anniversary of the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

Aggregated Option Exercises in Last Fiscal Year and Full Year-End Option Value

                                            Number of Unexercised        Value of Unexercised
                                              Options at Fiscal          In-the-Money Options
                                                Year-End (#)           at Fiscal Year End($)(1)
                                                ------------           ------------------------
                    Shares       Value
                  Acquired on   Realized
      Name        Exercise (#)    ($)     Exercisable  Unexercisable  Exercisable  Unexercisable
      ----        ------------    ---     -----------  -------------  -----------  -------------
J.P. Reilly, Jr.     None         N/A       128,000       480,000       $   -0-       $12,400
R.A. Deak            None         N/A        36,000        15,000           -0-           -0-
M.E. Paetzold        None         N/A        48,333        21,667           -0-           -0-
J.A. Baum            None         N/A        13,447       163,047           -0-         4,650
T.B. Johnson         None         N/A         9,510       138,510           -0-         3,875

(1) The dollar values have been calculated based on the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the options. For purpose of determining the fair market value of the in-the-money options at October 31, 1997, the fair market value of the Company's Common Stock was $1.281.

PERFORMANCE GRAPH


            The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index, for the period beginning with December 31, 1993 and ending October 31, 1998.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
                    AND ZACKS AGRICULTURAL OPERATIONS INDEX*




                    STARTING
                     BASIS
DESCRIPTION            1993           1994          1995         1996         1997          1998
--------------------------------------------------------------------------------------------------
ECOGEN INC ($)       $100.00         $55.36       $ 16.96      $  9.64      $  7.86       $  3.68
--------------------------------------------------------------------------------------------------
NASDAQ ($)           $100.00         $99.77       $132.95      $156.75      $204.50       $227.32
--------------------------------------------------------------------------------------------------
ZACKS INDEX ($)      $100.00         $96.49       $144.94      $215.32      $301.48       $343.50
--------------------------------------------------------------------------------------------------

----------
* Assumes an initial investment of $100. Total return assumes reinvestment of dividends. Included in the Zacks Index are AG Services of America Inc., Chai Na Ta Corporation, DeKalb Genetics Corp., Delta & Pine Land Co., Embrex, Inc., Neogen Corp., Northland Cranberries Inc., Pioneer Hi-Bred International and U.S. Home & Garden Inc. Values are as of December 31 for 1993 and as of October 31 thereafter.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information as of January 1, 1999, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address (1)                     Number of Shares   Percentage of Class
--------------------------------------------------------------------------------
Monsanto Company                               943,397              11%
800 North Lindbergh Boulevard
St. Louis, MO  63167
--------------------------------------------------------------------------------
United Equities (Commodities) Company          534,833               6%
Moses Marx
Philippe D. Katz
160 Broadway
New York, NY  10038 (2)
--------------------------------------------------------------------------------
KA Investments LDC                           1,338,065              14%
c/o Deephaven Capital Management
1712 Hopkins Crossroads
Minnetonka, MN  55303 (3)
--------------------------------------------------------------------------------
James P. Reilly, Jr. (4)                       268,636               3%
--------------------------------------------------------------------------------
James A. Baum (5)                               17,598               *
--------------------------------------------------------------------------------
Richard A. Deak (6)                             36,660               *
--------------------------------------------------------------------------------
Timothy B. Johnson (7)                          11,922               *
--------------------------------------------------------------------------------
Mary E. Paetzold (8)                            69,201               1%
--------------------------------------------------------------------------------
Esteban A. Ferrer (9)                            3,200               *
--------------------------------------------------------------------------------
Philippe D. Katz (10)                           10,000               *
--------------------------------------------------------------------------------
Lowell N. Lewis (11)                             6,940               *
--------------------------------------------------------------------------------
John R. Sutley (12)                              7,040               *
--------------------------------------------------------------------------------
All current executive officers and             966,030              11%
directors as a group (nine persons)
(2) (4) (5) (6) (7) (8) (9) (10) (11)
(12) and (13)
--------------------------------------------------------------------------------

* Indicates amount is less than 1%.

(1) The addresses of all officers and directors of the Company listed above are in care of the Company. The Company's corporate headquarters are located at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047. For purposes of calculating beneficial ownership, the Company relied upon reports filed with the Securities and Exchange Commission and upon its actual knowledge.

(2) Pursuant to Amendment No. 3 to Schedule 13D filed by Moses Marx and United Equities (Commodities) Company ("United Equities") on September 14, 1998, securities reported as being beneficially owned by United Equities include 534,833 shares of Ecogen Common Stock. In addition to the 534,833 shares of Common Stock directly held by United Equities, United Equities also holds 32,354 shares of the Company's 8% Series 1998-C convertible Preferred Stock (which are convertible into Ecogen Common Stock after August 20, 1999) in accordance with the terms of such preferred stock. Moses Marx has a 99% equity interest in United Equities, and has sole investment and voting power over, and is deemed to beneficially own the shares of Ecogen Common Stock held by United Equities. Philippe Katz has a .5% equity interest in United Equities and may be deemed to beneficially own the shares of Ecogen Common Stock held by United Equities.

(3) Includes 160,000 shares which KA Investments LDC ("KA") has the right to acquire upon exercise of a warrant which is exercisable at any time. Also includes 1,178,065 shares which KA has the right to acquire upon conversion of the Company's Series 1998-A 8% Convertible Preferred Stock (assuming a conversion price of $1.47).

(4) Includes 128,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 1, 1999. Does not include 480,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 1, 1999.

(5) Includes 17,470 shares which Dr. Baum has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 1, 1999. Does not include 159,024 shares which Dr. Baum has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 1, 1999.

(6) Includes 36,000 shares which Mr. Deak has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 1, 1999. Does not include 15,000 shares which Mr. Deak has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 1, 1999.

(7) Includes 9,510 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 1, 1999. Does not include 138,510 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 1, 1999.

(8) Includes 500 shares held by Ms. Paetzold's husband. Ms. Paetzold disclaims beneficial ownership of these shares. Includes 48,333 shares which Ms. Paetzold has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 1, 1999. Does not include 21,667 shares which Ms. Paetzold has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 1, 1998.

(9) Includes 2,200 shares which Mr. Ferrer has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 15, 1999. Does not include 1,600 shares which Mr. Ferrer has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 15, 1999.

(10) Does not include 534,833 shares owned by United Equities of which Mr. Katz has a .5% equity interest. See Footnote 2 above.

(11) Includes 5,800 shares which Dr. Lewis has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 15, 1999.

(12) Includes 7,000 shares which Mr. Sutley has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 15, 1999. Does not include 4,000 which Mr. Sutley has the right to acquire upon the exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 15, 1999.

(13) Gives full effect to stock options and warrants, which are presently exercisable, held by executive officers and directors.


                              CERTAIN TRANSACTIONS

            On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") for, among other things, development of the Company's proprietary Bt technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of Common Stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto has certain registration rights with respect to the shares of Company Common Stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company upon the occurrence of certain events involving the issuance of additional securities by the Company. In addition, on January 24, 1996, Monsanto acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology"). The Company maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to the Company's fermentation and formulation technology, insectary technology or technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA. Monsanto and the Company are also parties to a Research and Development Agreement involving Bt Technology (the "R&D Program"). The R&D Program which terminated in January, 1999, provided Ecogen with $10 million of research funding. The results of the R&D Program are owned by Monsanto and licensed to Ecogen for use outside of in-plant applications. Under the terms of the agreement with Monsanto, Ecogen will share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay a commercialization success fee based on sales revenue and license fees received by Monsanto from products which incorporate the Bt Technology or the results from the R&D Program.

            In August 1998, the Company and United Equities (Commodities) Company ("United Equities") entered into a transaction pursuant to which the Company exchanged an 8% convertible secured note due in October 2002 in the amount of $3.2 million that was held by United Equities for 32,354 shares of newly issued 8% Series 1998-C convertible preferred stock with a stated value of $100 per share. Dividends on the preferred stock are payable semi-annually in cash or shares of such preferred stock at the option of the Company. The preferred stock has no voting rights except with respect to certain matters affecting the preferred stock. At the election of the holder, the preferred stock may be converted into common stock of the Company at any time and from time to time beginning in August 1999 at a conversion price equal to the lesser of (i) $2.125 per share (subject to adjustment under certain circumstances), and
(ii) the average market price of Common Stock as defined in the agreement over a five day period at the time of conversion. The Company, at its option, may require conversion of the preferred stock if the average market value of the Company's common stock is greater than $4.00 per share over a ten day period. The Company, at its option, may redeem the preferred stock at 125% of the stated value. Furthermore, in certain circumstances, all of which are in the control of the Company, the Company may be required to redeem the preferred stock at various premiums over stated value. If the Company is unable to issue sufficient shares of Common Stock within a specified period of time after the holder has requested conversion, or the Common Stock has a market value of less than $1.00 per share for thirty consecutive days, the dividend rate may increase and the Company could be required to pay such dividends in cash. In such event and if the unpaid dividends exceed $37,500 for a period of thirty days, the Company may be required to appoint two designees of the holders of a majority of the outstanding preferred stock to the Company's Board of Directors. Philippe Katz, a director of the Company is a partner in United Equities (Commodities) Company.

            Esteban A. Ferrer, a director of the Company since January, 1996, is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

            The Company believes that all of the foregoing transactions were entered into upon terms comparable to those which could have been obtained at that time from a third party in an arms' length transaction and furthermore have significantly contributed to the Company.


                             STOCKHOLDER INFORMATION

            Holders of Common Stock of record on January 11, 1999 will receive a copy of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1998. The Annual Report to Stockholders is not soliciting material and is not incorporated in this proxy statement by reference.


            ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997, BY WRITTEN REQUEST ADDRESSED TO ECOGEN INC., 2005 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA 19047-3023, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.


                          FUTURE STOCKHOLDER PROPOSALS

            The Company must receive at its principal office before October 1, 1999, any proposal which a stockholder wishes to submit to the 2000 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.


                                    James P. Reilly, Jr.
                                    Chairman and Chief Executive Officer


February 5, 1999

                                  ECOGEN INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

     James P. Reilly, Jr. and Mary E. Paetzold, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock of Ecogen Inc. held of record by the undersigned on January 11, 1999 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on March 11, 1999, and at any adjournment as if the undersigned were present and voting at the meeting.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

     The shares represented by this proxy will be voted as directed by the stockholder. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.

           (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE.)

                                                                     SEE REVERSE
                                                                        SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                  ECOGEN INC.

                                 MARCH 11, 1999



              - Please Detach and Mail in the Envelope Provided -


      PLEASE MARK YOUR
      VOTES AS IN THIS
/ X / EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

ITEM 1.                    FOR       WITHHELD
   ELECTION OF
   DIRECTORS               / /         / /

For, except vote withheld from the following nominee(s):

_______________________________________________________



NOMINEES:      Esteban A. Ferrar
               Philippe D. Katz
               Lowell N. Lewis
               James P. Reilly, Jr.
               John R. Sutley

                                                        FOR   AGAINST   ABSTAIN
ITEM II.       APPROVAL OF THE 1999 STOCK
               OPTION PLAN AS FULLY DESCRIBED IN        / /     / /       / /
               PROPOSAL II OF THE PROXY STATEMENT.

ITEM III.      RATIFICATION OF THE APPOINTMENT OF       / /     / /       / /
               KPMG LLP AS INDEPENDENT AUDITORS.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Signature ______________________________________ Dated: _________________, 1999


________________________________________________ Dated: _________________, 1999
           Signature if held jointly

IMPORTANT: (Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)